 Citizens Financial Services, Inc.

 2024 was a year of…  …Focusing on our 2023 acquisition

 2024 was a year of…  …taking care of operational initiatives  Forming a Digital Steering Committee

 2024 was a year of…  …taking care of operational initiatives  Forming a Digital Steering Committee  Replacing our 29-unit ATM fleet

 2024 was a year of…  …taking care of operational initiatives  Forming a Digital Steering Committee  Replacing our 29-unit ATM fleet  Continuing our fight against fraud

 2024 was a year of…  …taking care of operational initiatives  Forming a Digital Steering Committee  Replacing our 29-unit ATM fleet  Continuing our fight against fraud  Opening a Georgetown, DE loan production office

 2024 Financial Performance

 Efficiency Ratio History  Finished in the 74th percentile compared to the CZFS peer group for 2024.

 Return on Equity History  Finished in the 40th percentile compared to the CZFS peer group for 2024 with acquisition costs.  Finished in the 53rd percentile compared to the CZFS peer group for 2024 without acquisition costs.

 Return on Assets History  Finished in the 53rd percentile compared to the CZFS peer group for 2024 with acquisition costs.  Finished in the 60th percentile compared to the CZFS peer group for 2024 without acquisition costs.

 Cash Dividends Paid History  1% stock dividend paid in 2020, 2021, 2022, 2023 and 2024

 Liquidity Position & Sources   Liquidity Sources  December 31, 2024  $ in Thousands  Cash and Cash Equivalents   $45,827  FHLB Borrowing Capacity Remaining  551,861   Brokered Deposits Capacity  510,550   FRB Borrowing Capacity  33,284   Total  $1,141,522  Investments  US Gov't & Agency  $220,351  MBS & CMO   $124,843  Municipals  $103,137  Corporates  $11,206  Less: Pledged Securities  (332,651)  Net Unpledged Securities  $126,886  Total Liquidity Sources  $1,268,408

Key Financial Highlights

Balance Sheet	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024
Total Assets	$2,333,393	$2,975,321	$3,025,724	$2,921,103	$2,947,531	$3,026,468	$3,025,724
Total Gross Loans	$1,725,724	$2,258,215	$2,322,849	$2,248,005	$2,269,943	$2,344,522	$2,322,849
Total Deposits	$1,844,208	$2,321,481	$2,382,028	$2,302,881	$2,273,095	$2,450,149	$2,382,028
Loans/Deposits	93.58%	97.27%	97.52%	97.62%	99.86%	95.69%	97.52%
Capital & Per Share							
Common Equity	$200,147	$279,666	$299,734	$282,674	$286,470	$298,654	$299,734
Tangible Common Equity	$168,473	$190,258	$211,084	$193,466	$197,468	$209,813	$211,084
Tang. Common Equity/Tangible Assets (1)	7.28%	6.59%	7.19%	6.83%	6.91%	7.14%	7.19%
Tang. Common Equity/Tangible Assets (Excluding AOCL) (1)	8.72%	7.46%	7.99%	7.77%	7.82%	7.79%	7.99%
Bank Leverage Ratio	8.77%	8.54%	8.99%	8.74%	8.88%	8.96%	8.99%
Bank Total RBC Ratio (4)	12.01%	NA[1]	11.99%	11.90%	11.85%	11.75%	11.99%
Profitability							
Net Interest Margin	3.41%	3.21%	3.13%	3.05%	3.15%	3.09%	3.26%
Efficiency Ratio (3)	52.55%	58.32%	61.89%	62.25%	62.69%	62.39%	61.89%
Core ROAA (1)	1.31%	1.09%	0.96%	0.92%	0.84%	1.01%	1.06%
Core ROAE (1)	14.57%	12.01%	9.84%	9.69%	8.66%	10.31%	10.63%
Core ROATCE (1)	17.40%	16.25%	14.19%	14.17%	12.59%	14.82%	15.10%
Core Earnings Per Share Diluted (1) (2)	$ 7.24	$ 6.54	$ 6.00	$ 1.44	$ 1.30	$ 1.59	$ 1.68
Dividend per share (2)	$ 1.86	$ 1.92	$ 1.95	$ 0.485	$ 0.485	$ 0.490	$ 0.490
TBV per Share (2)	$ 41.29	$ 40.02	$ 44.35	$ 40.69	$ 41.49	$ 44.08	$ 44.35
Net Income	$ 29,060	$ 17,811	$ 27,818	$ 7,024	$ 5,275	$ 7,536	$ 7,983
Asset Quality							
NPAs/Assets	0.32%	0.44%	0.95%	0.54%	0.61%	0.79%	0.95%
NCOs/Avg Loans	0.06%	0.06%	0.11%	0.12%	0.12%	0.21%	0.01%
Reserves/Loans	1.08%	0.94%	0.94%	0.96%	1.01%	0.93%	0.94%

CZFS Common Stock

 CZFS Performance

 Institutional Ownership  26.3

 Shareholder Migration

 Stewardship

 Contributions…  …of time and money  Housing in Philadelphia

 Contributions…  …of time and money  Housing in Philadelphia  Those devastated by Hurricane Debbie

 Contributions…  …of time and money  Housing in Philadelphia  Those devastated by Hurricane Debbie  Help fight cancer

 Contributions…  …of time and money  Housing in Philadelphia  Those devastated by Hurricane Debbie  Help fight cancer  Assist educational and non-profit organizations

 Contributions…  …of time and money  Housing in Philadelphia  Those devastated by Hurricane Debbie  Help fight cancer  Assist educational and non-profit organizations  Improve food insecurity

 2025 Challenges

 Challenges…  Turbulent economy

 Challenges…  Turbulent economy  Regulatory environment

 Challenges…  Turbulent economy  Regulatory environment  Inverted yield curve

 Challenges…  Turbulent economy  Regulatory environment  Inverted yield curve  Impact of tariffs

 Challenges…  Turbulent economy  Regulatory environment  Inverted yield curve  Impact of tariffs  Impacts of deregulation

 Challenges…  Turbulent economy  Regulatory environment  Inverted yield curve  Impact of tariffs  Impacts of deregulation  Labor force

 Challenges…  Turbulent economy  Regulatory environment  Inverted yield curve  Impact of tariffs  Impacts of deregulation  Labor force  Executive orders

 Impact To Customers…  Lack of farm workers

 Impact To Customers…  Lack of farm workers  Increased cost of food

 Impact To Customers…  Lack of farm workers  Increased cost of food  Availability of food

 Impact To Customers…  Lack of farm workers  Increased cost of food  Availability of food  Daily cost of living challenges

 Happy Retirement!  Alletta Schadler  Served 10 years on the CZFS & FCCB Boards.  Joined our family through the FNB acquisition.  Strong advocate for FCCB.  Supplier of beloved Opera fudge at Christmas time.

 Happy Retirement!  Mick Jones  Retires after 21 years of service.  Shaped our back office operational areas.  Will fully retire in 2025.  We continue to serve on the Board of Directors.